United States

Securities and Exchange Commission

Washington, DC 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

(Amendment No.     )

DivX, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

255413 10 6 (CUSIP Number)

December 31, 2006

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	Not for trading, but only in connection with the registration of American Depositary Shares each representing 1 ordinary share. See Item 2(d) for further discussion of shares held by Reporting Persons.

**	The remainder of this cover page shall be filled out for a reporting persons’ initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Atlantic Venture Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

67,361 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

67,361 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

67,361 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.21% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

PN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Atlantic Venture Fund II, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

1,549,834 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

1,549,834 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,549,834 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

4.72% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

PN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Atlantic Opportunity Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

157,178 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

157,178 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person Reporting Person

157,178 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

0.48% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

PN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Draper Atlantic Management Company, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

1,774,373 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

1,774,373 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,774,373 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

5.40% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

OO

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Timothy C. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0 (See Items 2 and 4)
6. Shared Voting Power

1,774,373 (See Items 2 and 4)
7. Sole Dispositive Power

0 (See Items 2 and 4)
8. Shared Dispositive Power

1,774,373 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,774,373 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

5.40% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

IN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

John C. Backus
2.	Check the Appropriate Box if a Member of a Group (see Instructions
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

1,774,373 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

1,774,373 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,774,373 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

5.40% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

IN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

James A. Lynch
2.	Check the Appropriate Box if a Member of a Group (see Instructions
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

1,774,373 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

1,774,373 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,774,373 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

5.40% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

IN

CUSIP NUMBER 255413 10 6

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only)

Thanasis Delistathis
2.	Check the Appropriate Box if a Member of a Group (see Instructions
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power

0
6. Shared Voting Power

1,774,373 (See Items 2 and 4)
7. Sole Dispositive Power

0
8. Shared Dispositive Power

1,774,373 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,774,373 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9)

5.40% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions)

IN

Item 1	(a)	Name of Issuer:

DivX, Inc.

Item 1	(b)	Address of Issuer’s principal executive offices:

4780 Eastgate Mall, San Diego, California 92121

Item 2.		This Schedule 13G is filed on behalf of (i) Draper Atlantic Venture Fund, L.P., a Delaware limited partnership, (ii) Draper Atlantic Venture Fund II, L.P., a Delaware limited partnership, (iii) Draper Atlantic Opportunity Fund, L.P., a Delaware limited partnership, (iv) Draper Atlantic Management Company, LLC, a Delaware limited liability company, (v) Timothy C. Draper, a United States citizen, (vi) John C. Backus, a United States citizen (“Backus”), (vii) James A. Lynch, a United States citizen (“Lynch”) and (viii) Thanasis Delistathis, a United States citizen (“Delistathis”).

Relationships

(1) Draper Atlantic Venture Fund, L.P. is a Delaware limited partnership (“Draper Atlantic Venture Fund”).

(2) Draper Atlantic Venture Fund II, L.P. is a Delaware limited partnership (“Draper Atlantic Venture Fund II).

(3) Draper Atlantic Opportunity Fund is a Delaware limited partnership (“Draper Atlantic Opportunity Fund”).

(4) Draper Atlantic Management Company, LLC (“Draper Atlantic Management Company”) is the general partner of Draper Atlantic Venture Fund, Draper Atlantic Venture Fund II and Draper Atlantic Opportunity Fund. Messrs. Draper, Backus, Lynch and Delistathis are partners of Draper Atlantic Management Company and share voting and investment power with respect to the shares held by Draper Atlantic Venture Fund, Draper Atlantic Venture Fund II and Draper Atlantic Opportunity Fund.

Messrs. Draper, Backus, Lynch and Delistathis disclaim beneficial ownership of the shares held directly by Draper Atlantic Venture Fund, Draper Atlantic Venture Fund II, Draper Atlantic Opportunity Fund and Draper Atlantic Management Company, except to the extent of their pecuniary interest therein.

Item 2	(a)	Name of person filing:

Draper Atlantic Venture Fund, L.P.

Draper Atlantic Venture Fund II, L.P.

Draper Atlantic Opportunity Fund, L.P.

Draper Atlantic Management Company, LLC

Timothy C. Draper

John C. Backus

James A. Lynch

Thanasis Delistathis

Item 2	(b)	Address of principal business office or, if none, residence:

11600 Sunrise Valley Drive, Suite 420, Reston, VA 20191

Item 2	(c)	Citizenship:

Draper Atlantic Venture Fund, L.P.

Draper Atlantic Venture Fund II, L.P.

Draper Atlantic Opportunity Fund, L.P.

Draper Atlantic Management Company, LLC

Timothy C. Draper

John C. Backus

James A. Lynch

Thanasis Delistathis

United States United States United States United States United States United States United States United States

Item 2	(d)	Title of class of securities:

Common Stock, par value $0.001 per share.

The Issuer registered its Common Stock on its S-1 Registration Statement filed with the SEC on May 5, 2006. Each of the Reporting Persons identified in Item 2(a) above holds Common Stock.

Item 2	(e)	CUSIP No.:

255413 10 6

Item 3.	If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

	(b)	☐ Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

	(c)	☐ Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

	(d)	☐ Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

	(e)	☐ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(e);

	(f)	☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(f);

	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(g);

	(h)	☐ A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

	(j)	☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(j).

Item 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Draper Atlantic Venture Fund, L.P.

	A.	Amount Beneficially owned:

67,361

	B.	Percent of Class:

0.21%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

67,361

		3.	sole dispositive power:

0

		4.	shared dispositive power:

67,361

Draper Atlantic Venture Fund II, L.P.

	A.	Amount Beneficially owned:

1,549,834

	B.	Percent of Class:

4.72%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

1,549,834

		3.	sole dispositive power:

0

		4.	shared dispositive power:

1,549,834

Draper Atlantic Opportunity Fund, L.P.

	A.	Amount Beneficially owned:

157,178

	B.	Percent of Class:

0.48%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

157,178

		3.	sole dispositive power:

0

		4.	shared dispositive power:

157,178

Draper Atlantic Management Company, LLC

	A.	Amount Beneficially owned:

1,774,373

	B.	Percent of Class:

5.40%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

1,774,373

		3.	sole dispositive power:

0

		4.	shared dispositive power:

1,774,373

Timothy C. Draper

	A.	Amount Beneficially owned:

1,774,373

	B.	Percent of Class:

5.40%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

1,774,373

		3.	sole dispositive power:

0

		4.	shared dispositive power:

1,774,373

John C. Backus

	A.	Amount Beneficially owned:

1,774,373

	B.	Percent of Class:

5.40%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

1,774,373

		3.	sole dispositive power:

0

		4.	shared dispositive power:

1,774,373

James A. Lynch

	A.	Amount Beneficially owned:

1,774,373

	B.	Percent of Class:

5.40%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

1,774,373

		3.	sole dispositive power:

0

		4.	shared dispositive power:

1,774,373

Thanasis Delistathis

	A.	Amount Beneficially owned:

1,774,373

	B.	Percent of Class:

5.40%

	C.	Number of shares beneficially owned to which such person has:

		1.	sole voting power:

0

		2.	shared voting power:

1,774,373

		3.	sole dispositive power:

0

		4.	shared dispositive power:

1,774,373

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2007
Draper Atlantic Venture Fund, L.P.
	By:	Draper Atlantic Management Company, LLC

	By:	/s/ John C. Backus
	Name:	John C. Backus
	Title:	Managing Member

Draper Atlantic Venture Fund II, L.P.
	By:	Draper Atlantic Management Company, LLC

	By:	/s/ John C. Backus
	Name:	John C. Backus
	Title:	Managing Member

Draper Atlantic Opportunity Fund, L.P.
	By:	Draper Atlantic Management Company, LLC

	By:	/s/ John C. Backus
	Name:	John C. Backus
	Title:	Managing Member

Draper Atlantic Management Company, LLC

	By:	/s/ John C. Backus
	Name:	John C. Backus
	Title:	Managing Member

/s/ Timothy C. Draper Timothy C. Draper

/s/ John C. Backus John C. Backus

/s/ James A. Lynch James A. Lynch

/s/ Thanasis Delistathis Thanasis Delistathis

Exhibit Index

Exhibit	Description
99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith